Filed Pursuant to Rule 424(b)(2)
File No. 333-159738

PRODUCT SUPPLEMENT NO. 11 (To Prospectus Supplement dated April 23, 2010 and Prospectus dated June 4, 2009)

Wells Fargo & Company

Medium-Term Notes, Series K

Commodity Linked Securities

Upside Participation And Fixed Percentage Buffered Downside

The notes:

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We may offer from time to time Commodity Linked Securities, Upside Participation And Fixed Percentage Buffered Downside (the “notes”). The notes will be senior unsecured debt securities of Wells Fargo & Company and part of a series entitled “Medium-Term Notes, Series K” and will be linked to a commodity or a basket of commodities (referred to herein as a “market measure”). This prospectus supplement, which we refer to as a “product supplement,” describes some of the general terms that apply to the notes. When we offer the notes, we will provide investors with a pricing supplement (a “pricing supplement”) which will describe the specific terms of that issue of notes. The pricing supplement will identify the market measure that will be used to calculate the return on the notes offered thereby and any additions or changes to the description of the market measure provided in this product supplement and to the terms specified in this product supplement.

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The notes are designed for investors who are seeking exposure to a specific market measure and who anticipate that the level of such market measure will increase from the starting level of the market measure on the pricing date to the ending level of the market measure as determined on the calculation day or on the calculation days during the calculation period, as the case may be, prior to the stated maturity date of such issue of notes. Investors must be willing to forego interest payments on the notes and be willing to accept a payment per note on the stated maturity date (the “redemption amount”) that may be less than the original public offering price of the notes (the “original offering price”).

•	A market measure may be a commodity or a basket comprised of two or more commodities (in which case each such commodity will be referred to as a “basket component”).

•	There will be no payments on the notes prior to the stated maturity date, and we cannot redeem the notes prior to the stated maturity date.

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You will not receive a fixed amount on the notes at stated maturity. In addition, the amount you receive on the notes may be subject to a limit described in this product supplement and the applicable pricing supplement (the “capped value”). If the notes are subject to a capped value, your potential return on the notes will be limited.

•	The notes will not be listed on any securities exchange or automated quotation system.

Payment on the stated maturity date:

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The redemption amount will be based upon the direction of and percentage change in the level of the market measure from its starting level to its ending level. If the ending level of the market measure:

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is greater than the starting level, on the stated maturity date you will receive a payment per note equal to the original offering price per note plus an amount equal to the product of (A) the original offering price per note, (B) the percentage increase in the level of the market measure, and (C) the participation rate; provided that if the notes are subject to a capped value, the payment per note will not be greater than the capped value;

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is less than or equal to the starting level, but greater than or equal to a value that reflects a certain percentage of the starting level (the “threshold level”), on the stated maturity date you will receive a payment per note equal to the original offering price per note; or

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is less than the threshold level, on the stated maturity date you will receive a payment per note equal to the original offering price per note minus an amount equal to the product of (A) the original offering price per note and (B) the decline of the market measure in excess of the threshold level (expressed as a percentage of the starting level).

•	The participation rate, threshold level and capped value, if any, will be set forth in the applicable pricing supplement.

Information included in this product supplement supersedes information in the accompanying prospectus supplement and prospectus to the extent that it is different from that information.

Investing in the notes involves risks. See “Risk Factors” beginning on page PS-4 of this product supplement.

The notes are unsecured obligations of Wells Fargo and all payments on the notes are subject to the credit risk of Wells Fargo. The notes are not deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency of the United States or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this product supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Wells Fargo Securities	Morgan Stanley

The date of this product supplement is December 1, 2010.

ABOUT THIS PRODUCT SUPPLEMENT

You should read this product supplement, together with the accompanying prospectus supplement dated April 23, 2010 and the prospectus dated June 4, 2009, and the applicable pricing supplement, as well as any applicable free writing prospectus that we may file with the Securities and Exchange Commission (the “SEC”) from time to time, which together contain a description of the terms of the notes to be offered, and which supersede all prior or contemporaneous oral statements as well as any other written materials. For purposes of this product supplement, any reference to an applicable pricing supplement may also refer to a free writing prospectus, unless the context otherwise requires.

You should carefully consider, among other things, the matters set forth under “Risk Factors” in this product supplement and in the applicable pricing supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

Defined terms used in this product supplement and not otherwise defined herein shall have the meanings ascribed to them in the accompanying prospectus supplement.

When we refer to “Wells Fargo,” “we,” “our” and “us” in this product supplement we mean only Wells Fargo & Company, and not Wells Fargo & Company together with any of its subsidiaries, unless the context indicates otherwise.

RISK FACTORS

Your investment in the notes will involve risks. You should carefully consider the risk factors set forth below as well as the other information contained in the applicable pricing supplement and the accompanying prospectus supplement and prospectus, including the documents they incorporate by reference. As described in more detail below, the value of the notes may vary considerably before the stated maturity date due to events that are difficult to predict and are beyond our control. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the notes in light of your particular circumstances.

Your Investment May Result In A Loss.

We will not repay you a fixed amount of principal on the notes on the stated maturity date. The redemption amount will depend on the direction of and percentage change in the level of the market measure from the starting level as specified in the applicable pricing supplement to the ending level as determined on the calculation day (as defined herein) or on the calculation days during the calculation period (as defined herein), as the case may be, prior to the stated maturity date. Because the level of any market measure will be subject to market fluctuations, the redemption amount you receive may be more or less than the original offering price of the notes.

If the ending level is less than the threshold level, the redemption amount will be reduced by an amount equal to the decline in the level of the market measure in excess of the threshold level (expressed as a percentage of the starting level). As a result, you may receive less, and possibly significantly less, than the original offering price per note even if the level of the market measure is greater than or equal to the starting level or the threshold level at certain points during the term of the notes.

Your Yield May Be Lower Than The Yield On Other Debt Securities Of Comparable Maturity.

The yield that you will receive on your notes, which could be negative, may be less than the return you could earn on other investments. Even if the ending level is greater than the starting level, the amount you receive at stated maturity may only be slightly greater than the original offering price, and your yield may be less than the yield you would earn if you bought a traditional interest-bearing debt security of Wells Fargo or another issuer with a similar credit rating with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money. Unlike traditional interest-bearing debt securities, the notes do not guarantee the return of a principal amount on the stated maturity date.

If The Notes Are Subject To A Capped Value, Your Return Will Be Limited By The Capped Value And May Not Reflect The Return On A Direct Investment In The Market Measure.

If so specified in the applicable pricing supplement, your return on the notes may be subject to a capped value. If your notes are subject to a capped value, the opportunity to participate in the possible increases in the level of the market measure through an investment in the notes will be limited because the redemption amount will not exceed the capped value.

The Notes Are Subject To The Credit Risk Of Wells Fargo.

The notes are our obligations and are not, either directly or indirectly, an obligation of any third party, and any amounts payable under the notes are subject to our creditworthiness. As a result, our actual and perceived creditworthiness may affect the value of the notes and, in the event we were to default on our obligations, you may not receive any amounts owed to you under the terms of the notes.

No Periodic Interest Will Be Paid On The Notes.

No periodic payments of interest will be made on the notes. However, because it is possible that the notes may be classified as contingent payment debt instruments rather than a pre-paid derivative contract, you may be required to accrue interest income over the term of your notes. See “United States Federal Income Tax Considerations.”

The Inclusion Of The Agent Discount Or Commission And Structuring And Development Costs In The Original Offering Price Of The Notes And Certain Hedging Costs Are Likely To Adversely Affect The Price At Which You Can Sell Your Notes.

Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the notes will likely be lower than the original offering price. The original offering price includes, and any price quoted to you is likely to exclude, the agent discount or commission paid in connection with the initial distribution and structuring and development costs. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction. We expect such costs will include the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. The price at which an agent or any other potential buyer may be willing to buy your notes will also be affected by any capped value applicable to the notes and by the market and other conditions discussed in the next risk factor.

The Value Of The Notes Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the notes prior to stated maturity will be affected by supply and demand of the notes, the level of the market measure at that time, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. A change in a specific factor could have the following impacts on the value of the notes, assuming all other conditions remain constant. When we refer to the “value” of your note, we mean the value that you could receive for your note if you are able to sell it in the open market before the stated maturity date.

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Market Measure Performance. The value of the notes prior to maturity will depend substantially on the level of the market measure. The price at which you will be able to sell the notes before stated maturity may be at a discount, which could be substantial, from their original offering price, if the level of the market measure at such time is less than, equal to or not sufficiently above its starting level.

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Capped Value. If the notes are subject to a capped value, the value of such notes prior to the stated maturity date will be affected by the capped value as we do not anticipate that the notes will trade in the secondary market above any capped value.

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Participation Rate. If the participation rate is less than 100%, the value of the notes prior to the stated maturity date will be affected by the fact that the redemption amount will not fully reflect any appreciation of the market measure.

•	Interest Rates. The value of the notes may be affected by changes in the interest rates in the U.S. markets.

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Volatility Of A Market Measure. Volatility is the term used to describe the size and frequency of market fluctuations. The value of the notes may be affected if the volatility of the market measure changes.

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Time Remaining To Maturity. The value of the notes may be affected by the time remaining to maturity. As a result of a “time premium,” the notes may have a value above that which would be expected based on the level of interest rates and the performance and level of the market measure at such time the longer the time remaining to maturity. A “time premium” results from expectations concerning the level of the market measure during the period prior to maturity of the notes. As the time remaining to the maturity of the notes decreases, this time premium will likely decrease and, depending on the level of the market measure at such time relative to the starting level, may adversely affect the value of the notes.

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Volatility Of Currency Exchange Rates. If the notes are linked to a market measure or basket component that is quoted in a foreign currency, the value of the notes may be affected if the volatility of the exchange rate between the U.S. dollar and such foreign currency changes.

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Correlation Between Currency Exchange Rates And A Market Measure. Correlation is the term used to describe the relationship between the percentage changes in the exchange rate between the U.S. dollar and the foreign currencies in which a commodity included in a market measure is denominated, on the one hand, and the percentage changes in that market measure, on the other hand. If the correlation between the exchange rate between the U.S. dollar and any of such foreign currencies and the applicable market measure changes, the value of the notes may be adversely affected.

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Our Credit Ratings, Financial Condition And Results Of Operation. Actual or anticipated changes in our credit ratings, financial condition or results of operation may affect the value of the notes. However, because the return on the notes is dependent upon factors in addition to our ability to pay our obligations under the notes, such as the level of the market measure, an improvement in our credit ratings, financial condition or results of operation will not reduce the other investment risks related to the notes.

You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the notes attributable to another factor, such as a change in the level of the market measure. In general, assuming all relevant factors are held constant, we expect that the effect on the value of the notes of a given change in most of the factors listed above will be less if it occurs later than if it occurs earlier in the term of the notes. One exception is that one or more significant decreases in the level of the market measure, whenever those decreases occur, may significantly decrease the value of the notes.

The Participation Rate May Not Fully Reflect Any Appreciation Of The Market Measure.

The redemption amount may be determined by reference to a participation rate that is less than 100%. In such event, you will not fully participate in any appreciation of the market measure and the redemption amount will reflect less than 100% of the appreciation, if any, in the value of the market measure.

We Do Not Expect A Trading Market For The Notes To Develop.

The notes will not be listed or displayed on any securities exchange or any automated quotation system. Although the agents and/or their affiliates may purchase the notes from holders, they are not obligated to do so and are not required to and do not intend to make a market for the notes. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the notes, the price at which you may be able to sell your notes is likely to depend on the price, if any, at which an agent is willing to buy your notes.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your notes prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the notes to stated maturity.

The Settlement Price Of A Commodity May Change Unpredictably, Affecting The Value Of Your Notes In Unforeseeable Ways.

Trading in commodities is speculative and can be extremely volatile. The settlement price of a commodity may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships; weather and acts of nature; agricultural conditions; international trade conditions; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; force majeure occurrences; increased exploration and enhanced production methods and other technological developments driven by increased commodity prices; changes in interest rates; speculation and trading activities; and changes in exchange rates for the U.S. dollar (the currency in which the settlement price for most commodities are quoted). These factors may affect the settlement price of a commodity and the value of your notes in varying ways.

The Valuation Of A Commodity May Not Be Consistent With Other Measures Of Value For Such Commodity.

The value of a commodity will be determined by reference to spot prices or futures contract prices of specified maturities for such commodity as quoted on specified exchanges. Such value will not necessarily be consistent with other valuations of the commodity, such as those as determined by reference to futures contracts on different exchanges, with different delivery points or with different maturities.

Suspensions, Or Limitations Or Disruptions Of Market Trading In The Commodity And Related Futures Markets And The Rules Of Trading Facilities In Such Markets May Adversely Affect The Value Of The Notes.

The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the settlement price of a commodity and, therefore, the value of your notes.

Possible Regulatory Changes Could Adversely Affect The Return On And Value Of Your Notes.

U.S. regulatory agencies are currently considering and are expected to soon enact rules that may substantially affect the regulation of the commodity and futures markets. Although the final form of any new rules has not yet been determined, it is likely that such rules will limit the ability of market participants to participate in the commodity and futures markets to the extent and at the levels that they have in the past and may have the effect of reducing liquidity in these markets and changing the structure of the markets in other ways. In addition, these regulatory changes will likely increase the level of regulation of markets and market participants and the costs of participating in the commodities and futures markets. These changes could impact the ending level and volatility of a market measure which could in turn adversely affect the return on and the value of your notes.

An Investment In The Notes May Be Subject To Risks Associated With Foreign Commodity Exchanges.

You should be aware that investments in commodities that trade on foreign commodity exchanges involve particular risks. Foreign commodity exchanges may be less regulated than U.S. commodity exchanges, and certain foreign commodities markets may be more susceptible to disruption due to the absence of government regulation. Trading on foreign commodity exchanges is also subject to exchange rate risk relative to the U.S. dollar, exchange controls, expropriations, taxation policies, moratoriums and political or diplomatic events.

The Settlement Price Of A Commodity And The Value Of The Notes May Be Affected By Currency Exchange Fluctuations.

Unless otherwise specified in the applicable pricing supplement, the settlement price for a commodity will be quoted in U.S. dollars. As a result, appreciation of the U.S. dollar will increase the relative cost of such commodity for foreign consumers, thereby reducing demand for such commodity and affecting the settlement price of such commodity. As a result, the settlement price of a commodity and an investment in the notes may be adversely affected by changes in exchange rates between the U.S. dollar and foreign currencies. In recent years, rates of exchange between the U.S. dollar and various foreign currencies have been highly volatile and this volatility may continue in the future. However, fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative of fluctuations that may occur during the term of the notes.

Changes In Exchange Methodology Or Changes In Law Or Regulations May Affect The Value Of The Notes Prior To Maturity And The Amount You Receive At Maturity.

The settlement price of a commodity may be determined by reference to the price of that commodity as determined by the applicable exchange. An exchange may from to time change any rule or bylaw or take emergency action under its rules, any of which could affect such settlement price. Any such change which causes a decrease in such settlement price could adversely affect the value of the notes and the redemption amount. In addition, prices of commodities and commodity futures contracts could be adversely affected by the promulgation of new laws or regulations or by the reinterpretation of existing laws or regulations (including, without limitation, those related to taxes and duties on commodities or commodity components) by one or more governments, governmental agencies or instrumentalities, courts or other official bodies. Any such event could adversely affect the settlement price of a commodity, the value of the notes and the redemption amount.

Your Return On The Notes Could Be Less Than If You Owned A Commodity Included In A Market Measure.

Your return on the notes will not reflect the return you would realize if you actually purchased commodities. You will not have any ownership interest or rights in any commodities included in a market measure. In addition, the redemption amount will not be greater than any capped value and may be determined by reference to a participation rate that is less than 100%.

Historical Settlement Prices Of A Commodity Should Not Be Taken As An Indication Of The Future Performance Of The Commodity During The Term Of The Notes.

The actual performance of a commodity over the term of the notes, as well as the redemption amount, may bear little relation to the historical performance of the commodity. The settlement price of a commodity will be influenced by complex and interrelated political, economic, financial, military and other factors that can affect the markets in which the commodity is traded and the value of that commodity itself. As a result, it is impossible to predict whether the settlement price of a commodity will rise or fall during the term of the notes.

You Must Rely On Your Own Evaluation Of The Merits Of An Investment Linked To A Commodity.

In the ordinary course of business, we and our affiliates may from time to time express views on expected movements in the price of a commodity. These views are sometimes communicated to clients who participate in the commodities markets. However, these views, depending upon worldwide economic, political and other developments, may vary over differing time horizons and are subject to change. Moreover, other professionals who deal in the commodities markets may at any time have significantly different views from those expressed by us or our affiliates. For reasons such as these, we believe that most investors in the commodities markets derive information concerning those markets from multiple sources. In connection with your purchase of the notes, you should investigate the commodities markets and not rely on views which may be expressed by us or our affiliates in the ordinary course of business with respect to future commodity price movements.

You should make such investigation as you deem appropriate as to the merits of an investment linked to a commodity. Neither the offering of the notes nor any views which may from time to time be expressed by us or our affiliates in the ordinary course of business with respect to future price movements of a commodity constitutes a recommendation as to the merits of an investment in the notes.

Holders Of The Notes Will Not Benefit From The Regulatory Protections Of The Commodity Futures Trading Commission Or Any Non-U.S. Regulatory Authority.

The notes are our direct obligations. The net proceeds to be received by us from the sale of the notes will not be used to purchase or sell futures contracts or options on futures contracts on a commodity for the benefit of the holders of notes. An investment in the notes does not constitute an investment in futures contracts or options on futures contracts, and holders of the notes will not benefit from the regulatory protections of the Commodity Futures Trading Commission (the “CFTC”) afforded to persons who trade in such contracts.

Unlike an investment in the notes, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be subject to regulation as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a “commodity pool operator” (“CPO”), or qualify for an exemption from the registration requirement. Because the notes are not interests in a commodity pool, the notes will not be regulated by the CFTC as a commodity pool, we will not be registered with the CFTC as a CPO, and holders of the notes will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who invest in regulated commodity pools.

If The Market Measure To Which Your Notes Are Linked Is A Basket, Changes In The Value Of One Or More Basket Components May Offset Each Other.

For notes linked to a market measure containing two or more basket components, price movements in the basket components may not correlate with each other. Even if the settlement price of one or more of the basket components increases, the settlement price of one or more of the other basket components may not increase as much or may even decline in value. Therefore, in calculating the ending level of the market measure, increases in the settlement price of one or more of the basket components may be moderated, or wholly offset, by lesser increases or declines in the settlement price of one or more of the other basket components. You cannot predict the future performance of any basket components or the market measure as a whole, or whether increases in the settlement prices of any of the basket components will be offset by decreases in the settlement prices of the other basket components, based on their historical performance.

The Calculation Agent Can Postpone The Stated Maturity Date If A Market Disruption Event Occurs.

The determination of the ending level may be postponed if the calculation agent determines that a market disruption event (as defined below) has occurred or is continuing on a calculation day shortly before the stated maturity date. If such a postponement occurs, the stated maturity date will be postponed until the later of (i) three business days after the final postponed calculation day and (ii) the initial stated maturity date.

Potential Conflicts Of Interest Could Arise.

One of our affiliates will be the calculation agent for purposes of determining, among other things, the starting level and the ending level, calculating the redemption amount, determining whether adjustments should be made to the ending level and determining whether a market disruption event has occurred. As a result, even though the calculation agent will exercise its judgment in good faith when performing its functions, potential conflicts of interest may exist between the calculation agent and you. In addition, some of our activities in connection with hedging our obligations under the notes and other business activities may create conflicts of interest as discussed in the next risk factor.

Trading And Other Transactions By Us Or Our Affiliates Could Affect The Level Of A Market Measure, Prices Of Commodities Included In A Market Measure Or The Value Of The Notes.

From time to time, as part of our general financial risk management, we or one or more of our affiliates may fully or partially hedge our obligations under the notes. Pursuant to such hedging activities, we or one or more of our affiliates may acquire commodities included in a market measure or listed or over-the-counter derivative or synthetic instruments related to such commodities. Depending upon, among other things, future market conditions, the aggregate amount and the composition of our positions are likely to vary over time.

To the extent that we or one or more of our affiliates has a long hedge position in any of the commodities included in a market measure, or derivative or synthetic instruments related to those commodities, we or one or more of our affiliates may liquidate a portion of such holdings at or about the time of the maturity of the notes. Certain activity by us or one or more of our affiliates described above can potentially increase or decrease the prices of a commodity included in a market measure and, accordingly, increase or decrease the level of such market measure. Although we have no reason to believe that any of those activities will have a material impact on the level of a market measure, these activities could have such an effect. Profits or losses from any of our positions discussed above cannot be ascertained until the position is closed out and any offsetting position or positions are taken into account.

We or one or more of our affiliates may also engage in trading in the commodities included in a market measure and other investments relating to such commodities on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the settlement prices of such commodities and, therefore, the value of the notes.

In addition, we or one or more of our affiliates may purchase or otherwise acquire a long or short position in the notes from time to time and may, in our or their sole discretion, hold or resell those notes. We or one or more of our affiliates may also take positions in other types of appropriate financial instruments that may become available in the future. You should note that if we or one or more of our affiliates take any such position at any time, it is possible that we or one or more of our affiliates could receive substantial returns with respect to those positions while the value of your notes may decline.

We or one or more of our affiliates may also issue, underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments with returns linked to a market measure. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the notes.

Significant Aspects Of The Tax Treatment Of The Notes Are Uncertain.

The United States federal income tax consequences of your investment in the notes are uncertain. We do not plan to request a ruling from the Internal Revenue Service regarding the tax treatment of the notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this product supplement or the applicable pricing supplement. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “United States Federal Income Tax Considerations.”

The tax treatment of your notes will depend on their terms. If the following discussion does not apply to your notes, the tax treatment of such notes will be described in the applicable pricing supplement.

Pursuant to the terms of the notes, Wells Fargo and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize and treat a note for all tax purposes as a pre-paid derivative contract with respect to the market measure. If your notes are so characterized and treated (and such characterization and treatment is respected by the Internal Revenue Service), you should generally recognize capital gain or loss upon the sale or maturity of your notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your notes. Such gain or loss should generally be long-term capital gain or loss if you have held your notes for more than one year.

Unless otherwise specified in the applicable pricing supplement, in the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to characterize and treat your notes in the manner described above. However, because there is no authority that specifically addresses the United States federal income tax treatment of the notes, it is possible that your notes could be alternatively treated for United States federal income tax purposes in the manner described under “United States Federal Income Tax Considerations—Alternative Treatments.”

The Internal Revenue Service has released a notice that may affect the taxation of holders of the notes. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, if issued, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, Wells Fargo intends to treat your notes for United States federal income tax purposes in accordance with the treatment described above and under “United States Federal Income Tax Considerations” unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of notes purchased after the bill was enacted to accrue interest income over the term of the notes despite the fact that there will be no interest payments over the term of the notes. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes.

DESCRIPTION OF THE NOTES

Wells Fargo will issue the notes as part of a series of senior unsecured debt securities entitled “Medium-Term Notes, Series K,” which is more fully described in the accompanying prospectus supplement. Information included in this product supplement supersedes information in the accompanying prospectus supplement and prospectus to the extent that it is different from that information.

The specific terms of the notes will be described in the applicable pricing supplement. If the terms described in the applicable pricing supplement are inconsistent with those described herein or in the accompanying prospectus supplement, the terms described in the applicable pricing supplement shall control. Defined terms used in this product supplement and not otherwise defined herein shall have the meanings ascribed to them in the accompanying prospectus supplement.

The notes will not be subject to redemption by Wells Fargo or repayment at the option of any holder of the notes prior to their stated maturity date.

You will not receive a fixed return on the stated maturity date. In addition, if the notes are subject to a capped value, such capped value will limit your potential return on the notes.

Market Measure

The market measure to which a specific issue of notes will be linked and information regarding such market measure will be set forth in the applicable pricing supplement. Each issue of notes will allow investors to participate in the performance of the market measure, as reflected by changes in the level of the market measure and application of the participation rate, from the starting level to the ending level, subject to the capped value, if any.

Payment on the Stated Maturity Date

On the stated maturity date, you will be entitled to receive a cash payment per note in U.S. dollars equal to the redemption amount, as provided below. The stated maturity date will be specified in the applicable pricing supplement. If a market disruption event has occurred or is continuing on a calculation day shortly before the stated maturity date, and such calculation day is postponed so that it falls less than three business days prior to the stated maturity date, the stated maturity date will be postponed to the third business day following the final postponed calculation day, unless otherwise specified in the applicable pricing supplement.

There will be no payment of interest, periodic or otherwise, on the notes.

The “redemption amount” per note, denominated in U.S. dollars, will be determined by the calculation agent and will equal:

•	if the ending level of the market measure is greater than the starting level: the original offering price per note plus:

[	original offering price per note	x	[	ending level – starting level starting level	]	x	participation rate	]	;

provided that if the notes are subject to a capped value, the redemption amount will not be greater than the capped value; or

•	if the ending level is less than or equal to the starting level, but greater than or equal to the threshold level: the original offering price per note; or

•	if the ending level is less than the threshold level: the original offering price per note minus:

[	original offering price per note	x	threshold level – ending level starting level	]

If the ending level is less than the threshold level, you will receive less, and possibly significantly less, than the original offering price of your notes.

The “starting level” of a market measure that is a single commodity will be the settlement price of such market measure on the pricing date as determined by the calculation agent. If the market measure is a basket of two or more commodities, the starting level will be 100.

The “ending level” of a market measure that is a single commodity will be the settlement price of such market measure on the calculation day or the average of the settlement prices of the market measure on each of the calculation days during the calculation period, as the case may be, prior to the stated maturity date as determined by the calculation agent. If the market measure is a basket of two or more commodities, the ending level will be calculated in the manner described in the applicable pricing supplement.

The “threshold level” represents a percentage of the starting level (less than 100%) and will be determined on the pricing date and set forth in the applicable pricing supplement.

The “capped value”, if any, will be equal to a percentage (in excess of 100%) of the original offering price per note determined on the pricing date and set forth in the applicable pricing supplement.

The “participation rate” will be expressed as a percentage and will be determined on the pricing date and set forth in the applicable pricing supplement. The participation rate may be less than 100%. In that event, the redemption amount will reflect less than 100% of the appreciation, if any, in the level of the market measure.

A “calculation day” means a day specified in the applicable pricing supplement.

The “calculation period” means a period prior to the stated maturity date, the timing and length of which will be set forth in the applicable pricing supplement.

Calculation Agent

Wells Fargo Securities, LLC, one of our subsidiaries, will act as initial calculation agent for the notes and may appoint agents to assist it in the performance of its duties. Pursuant to the calculation agency agreement, we may appoint a different calculation agent without your consent and without notifying you.

The calculation agent will determine the redemption amount you receive at stated maturity. In addition, the calculation agent will, among other things:

•	determine whether a market disruption event has occurred;

•

determine if adjustments are required to the settlement price of a market measure or basket component under various circumstances; see “—Discontinuance of Quotation; Alteration of Manner of Quotation;” and

•

if quotation of the settlement price of a market measure or basket component is discontinued, select a successor quotation source (as defined below) or, if no successor quotation source is available, determine the settlement price of the market measure or basket component; see “—Discontinuance of Quotation; Alteration of Manner of Quotation.”

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, in the absence of manifest error, will be conclusive for all purposes and binding on us and you. All percentages and other amounts resulting from any calculation with respect to the notes will be rounded at the calculation agent’s discretion. The calculation agent will have no liability for its determinations.

Market Disruption Events

The “market disruption events” applicable to a market measure or a basket component will be specified in the applicable pricing supplement.

If a market disruption event occurs or is continuing with respect to a market measure that is a single commodity on a calculation day, such calculation day will be postponed to the first succeeding trading day on which a market disruption event has not occurred and is not continuing and on which another calculation day does not or is not deemed to occur. If such first succeeding trading day has not occurred as of the fifth scheduled trading day after the final scheduled calculation day, that fifth scheduled trading day shall be deemed a calculation day (irrespective of whether that fifth scheduled trading day is already a calculation day). If a calculation day has been postponed five scheduled trading days after the final scheduled calculation day and such fifth scheduled trading day is not a trading day, or if a market disruption event occurs or is continuing with respect to the commodity on such fifth scheduled trading day, the calculation agent will determine the settlement price of such commodity on such fifth scheduled trading day based on its good faith estimate of the settlement price. The definition of “trading day” applicable to an issue of notes will be provided in the applicable pricing supplement.

If a market disruption event occurs or is continuing with respect to a basket component on a calculation day, such calculation day for such basket component will be postponed to the first succeeding trading day on which a market disruption event for such basket component has not occurred and is not continuing and on which another calculation day with respect to such basket component does not or is not deemed to occur. If such first succeeding trading day has not occurred as of the fifth scheduled trading day after the final scheduled calculation day for such basket component, that fifth scheduled trading day shall be deemed a calculation day (irrespective of whether that fifth scheduled trading day is already a calculation day for such basket component). If a calculation day has been postponed five scheduled trading days after the final scheduled calculation day for such basket component and such fifth scheduled trading day is not a trading day, or if a market disruption event occurs or is continuing with respect to the basket component on such fifth scheduled trading day, the calculation agent will determine the settlement price of such basket component on such fifth scheduled trading day based on its good faith estimate of the settlement price. Notwithstanding a postponement of a calculation day for a particular basket component due to a market disruption event with respect to such basket component, the originally scheduled calculation day will remain the calculation day for any basket component not affected by a market disruption event.

Discontinuance of Quotation; Alteration of Manner of Quotation

If the quotation source for a commodity discontinues quoting the settlement price for such commodity as provided in the applicable pricing supplement and another entity publishes a quotation that the calculation agent determines, in its sole discretion, to be comparable to the discontinued quotation, then any subsequent settlement price will be determined by reference to the quotation of such settlement price provided by such successor entity (in any such case, referred to herein as a “successor quotation source”) on the date that the settlement price is to be determined.

Upon any selection by the calculation agent of a successor quotation source, Wells Fargo will cause notice to be given to the holders of the notes.

If the quotation source for a commodity discontinues quoting the settlement price for such commodity as provided in the applicable pricing supplement and the calculation agent determines that no successor quotation source for such settlement price is available at such time, then any subsequent settlement price will be determined by reference to the calculation agent’s good faith estimate of the settlement price for such commodity.

If a successor quotation source is selected or the calculation agent calculates a settlement price in the absence of a successor quotation source, such successor quotation source or settlement price will be used for all purposes with respect to calculation of the redemption amount, including for purposes of determining whether a market disruption event exists.

Notwithstanding these alternative arrangements, discontinuance of the publication of a quotation of a commodity by a quotation source may adversely affect the value of the notes.

If the method of quoting a settlement price as provided in the applicable pricing supplement is changed in a material respect by a quotation source or a successor quotation source, then the calculation agent will, on the date that the settlement price is to be determined, make such calculations and adjustments as, in its good faith judgment, may be necessary in order to arrive at a settlement price for such commodity as if such changes had not been made. The calculation agent will calculate the redemption amount with reference to the settlement price, as adjusted.

Events of Default and Acceleration

In case an event of default with respect to any issue of notes has occurred and is continuing, the amount payable to a holder of a note upon any acceleration permitted by the notes, with respect to each note, will be equal to the redemption amount, calculated as provided herein and in the applicable pricing supplement. In the case of an issue of notes with a single calculation day, the redemption amount will be calculated as though the date of acceleration were such calculation day. In the case of an issue of notes with multiple calculation days, the redemption amount will be calculated using (i) the level(s) ascertained on the calculation day(s) that occurred before the date of acceleration and (ii) the level(s) ascertained on each of the trading days leading up to the date of acceleration in such number equal to the number of calculation days scheduled to occur after the date of acceleration.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general description of certain United States federal income tax considerations relating to the notes. It does not purport to be a complete analysis of all tax considerations relating to the notes. Prospective purchasers of the notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the United States federal income tax consequences of acquiring, holding and disposing of the notes and receiving payments of amounts under the notes. This summary is based upon the law as in effect on the date of this product supplement and is subject to any change in law that may take effect after such date.

The discussion below applies to you only if you hold your notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns notes as part of a straddle, hedging, conversion or other integrated transaction for tax purposes, or

•	a person whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the notes.

Except as otherwise noted under “—Non-United States Holders” below, this discussion is only applicable to you if you are a United States holder. You are a “United States holder” if you are a beneficial owner of a note and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX

CONSEQUENCES OF HAVING AGREED TO THE REQUIRED TAX TREATMENT OF YOUR NOTES DESCRIBED BELOW AND AS TO THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR NOTES.

The tax treatment of your notes will depend on their terms. If the following discussion does not apply to your notes, the tax treatment of such notes will be described in the applicable pricing supplement.

Unless otherwise specified in the applicable pricing supplement, in the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to characterize and treat a note for all tax purposes as a pre-paid derivative contract with respect to the market measure and the terms of the notes require you and Wells Fargo (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to so characterize and treat the notes. If the notes are so characterized and treated (and such characterization and treatment is respected by the Internal Revenue Service), you should generally recognize capital gain or loss upon the sale or maturity of your notes in an amount equal to the difference between the amount you receive at such time and your tax basis in the notes. In general, your tax basis in your notes will be equal to the price you paid for them. Capital gain of a non-corporate United States holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations. Your holding period for your notes should generally begin on the date after the issue date (i.e., the settlement date) for your notes and, if you hold your notes until maturity, your holding period for the notes should generally include the stated maturity date.

Alternative Treatments. The Internal Revenue Service has released a notice that may affect the taxation of holders of the notes. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, if issued, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, Wells Fargo intends to treat your notes for United States federal income tax purposes in accordance with the treatment described above unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of notes purchased after the bill was enacted to accrue interest income over the term of the notes despite the fact that there will be no interest payments over the term of the notes. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes.

In addition, it is possible that the notes could be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments. If the notes are so treated, you would be required to accrue interest income over the term of your notes based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your notes. You would recognize gain or loss upon the sale or maturity of your notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted tax basis in your notes. In general, your adjusted tax basis in your notes would be equal to the amount you paid for your notes, increased by the amount of interest you previously accrued with respect to your notes. Any gain you recognize upon the sale or maturity of your notes would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your notes, and thereafter, would be capital loss.

If the notes are treated as contingent payment debt instruments and you purchase your notes in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the notes, such discount or excess would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent payment debt instruments. Accordingly, if you purchase your notes in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

Similarly, if the notes have a term of one year or less, it is possible that the notes could be treated as debt instruments subject to the special rules for short-term debt instruments. You should consult your tax advisor as to the tax consequences of such characterization.

It is also possible that the Internal Revenue Service could assert that Section 1256 of the Code should apply to your notes or a portion of your notes. If Section 1256 of the Code were to apply to your notes, gain or loss recognized with respect to your notes (or the relevant portion of your notes) would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period for the notes. You would also be required to mark your notes (or a portion of your notes) to market at the end of each year (i.e., recognize income as if the notes or relevant portion of the notes had been sold for fair market value at such time).

If the market measure or a portion of the market measure relates to the performance of “collectibles” (as defined for tax purposes), it is also possible that the Internal Revenue Service could assert that your notes should be treated as partially or fully giving rise to “collectibles” gain or loss if you have held your notes for more than one year. Although the matter is uncertain, this treatment should not be appropriate in this case because a sale or exchange of the notes would not be a sale or exchange of a collectible but would rather be a sale or exchange of a forward or a derivative contract that reflects the value of a collectible. “Collectibles” gain is currently subject to tax at marginal rates of up to 28%. You should consult your tax advisor as to the possible applicability of this rate to your notes.

Because of the absence of authority regarding the appropriate tax characterization of your notes, it is possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you that are different from those described above. For example, the Internal Revenue Service could possibly assert that (i) you should be treated as owning the components of the market measure, (ii) you should be required to recognize taxable gain upon a rollover or rebalancing, if any, of the components of the market measure, (iii) any gain or loss that you recognize upon the sale, exchange or maturity of the notes should be treated as ordinary gain or loss, or (iv) you should be required to accrue interest income over the term of your notes. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your notes for United States federal income tax purposes.

Medicare Tax. For taxable years beginning after December 31, 2012, a U.S. person that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax (the “Medicare tax”) on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A United States holder’s net investment income will generally include its net gains from the sale or maturity of the notes, unless such net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. person that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your gains in respect of your investment in the notes.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on Internal Revenue Service Form 8886. An investment in the notes or a sale of the notes should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the notes or a sale of the notes to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of notes.

Backup Withholding and Information Reporting. In general, if you are a non-corporate United States holder, Wells Fargo and other payors are required to report to the Internal Revenue Service all payments made to you on your notes. In addition, Wells Fargo and other payors are required to report to the Internal Revenue Service any payment of proceeds of the sale of your notes before maturity within the United States (as well as the proceeds of certain sales outside the United States). Additionally, backup withholding will apply to any payments made to you on your notes if you fail to provide an accurate taxpayer identification number or you are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your United States federal income tax returns. In addition, pursuant to recently enacted legislation, payments on the notes made to corporate United States holders after December 31, 2011 may be subject to information reporting and backup withholding.

Non-United States Holders. If you are not a United States holder and the notes are characterized and treated for all tax purposes as pre-paid derivative contracts with respect to the market measure, as discussed above, you will not be subject to United States withholding tax with respect to payments on your notes but you will be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your notes unless you comply with certain certification and identification requirements as to your foreign status.

As discussed above, alternative characterizations of the notes for United States federal income tax purposes are possible. Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate. Prospective holders of the notes that are not United States holders should consult their own tax advisors in this regard.

Wells Fargo & Company

Medium-Term Notes, Series K

Commodity Linked Securities

Upside Participation And Fixed Percentage Buffered Downside

PRODUCT SUPPLEMENT

Wells Fargo Securities

Morgan Stanley

December 1, 2010